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Targeted Genetics Board of Directors Names B.G. Susan Robinson as President and CEO

- H. Stewart Parker, President and Chief Executive Officer and Barrie J. Carter, PhD, Executive Vice President and Chief Scientific Officer Step Down -

SEATTLE, Wash., November 10, 2008— Targeted Genetics Corporation (NASDAQ: TGEN) announced today that H. Stewart Parker, President, Chief Executive Officer and Barrie J. Carter, PhD, Executive Vice President and Chief Scientific Officer have resigned effective November 6, 2008. Ms. Parker remains on the Board of Directors. The Board of Directors has appointed B.G. Susan Robinson, as the Company’s President and Chief Executive Officer. Ms. Robinson joined Targeted Genetics in March 2000 and previously served as Vice President of Business Development.

“On behalf of the Board, I would like to express our genuine thanks to and esteem for Ms. Parker and Dr. Carter for their dedication and perseverance through some very gratifying and challenging times,” said Jeremy Curnock Cook, Chairman of the Board. “Over the past seventeen years Ms. Parker and Dr. Carter have pioneered the development of gene transfer from the lab bench towards commercialization, and were responsible for the first clinical trials conducted using AAV. They have also played critical roles in the general development of the field through their work with FDA committees and the Biotechnology Industry Organization.”

“Although I look forward to taking on new challenges, I am honored to have worked with some of the best and brightest people in the industry and am proud of the scientific and clinical achievements we have made here to advance and validate the potential of gene therapy,” said Ms. Parker. “I wish the entire Targeted Genetics team great success in continuing the important work we have achieved to date.”

For most of this decade, Ms. Robinson has led licensing and partnering activities for Targeted Genetics. In this role, she has been integrally involved in strategic transaction activities, corporate development and all aspects of the strategic planning function for the Company. “I welcome the opportunity to work with our board, employees and collaborators to capitalize on the opportunity we have to create real value from our leading-edge AAV technology. We will be intently focused on efforts to extend our cash horizon in order to advance development of our innovative, robust pipeline and ultimately bring to market our exciting product opportunities,” said Ms. Robinson.

“We have full confidence in Ms. Robinson and the rest of the team as we work to advance our valuable platform and product pipeline,” said Jeremy Curnock Cook.

Prior to joining Targeted Genetics, Ms. Robinson was Director, Business Development at Genzyme Molecular Oncology, part of Genzyme Corporation. In her business development roles, she has completed multiple corporate and academic technology licenses, sponsored research agreements, and product development collaboration agreements. Prior to Genzyme, and over a nine-year period, Ms. Robinson held increasingly responsible positions in corporate development and corporate communications for Immulogic Pharmaceuticals Corporation and T-Cell Sciences, Inc. (now Celldex). Ms. Robinson is a graduate of Yale University.

Ms. Parker managed Targeted Genetics’ formation as a wholly owned subsidiary of Immunex Corporation in 1989 and has served as Targeted Genetics’ president, chief executive officer and a director since that time. Dr. Carter served as Targeted Genetics’ executive vice president since August 1992 and as Targeted Genetics’ chief scientific officer since January 2001.

About Targeted Genetics Corporation
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative, targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington's disease and Leber’s congenital amaurosis. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's liquidity and financial resources, its ability to fund ongoing and future operations and its business strategy and product development, including statements regarding the Company's ability to extend its cash horizon, advance the its platform and product pipeline and create value from its product candidates and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the Company will run out of cash earlier than expected, the risk that the Company will not be able to raise capital or secure other financial resources in the near term, the risk that the Company's research and development programs are not successful or are delayed or terminated, the risk that payments anticipated by the Company under product development collaborations and contracts are not earned or received when expected or at all, and the risk that the Company will not be able to maintain its listing on the NASDAQ Capital Market , as well as other risk factors described in its filings with the Securities and Exchange Commission (SEC), including in "Item 1A. Risk Factors" in the Company’s most recent quarterly report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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